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                                                                   EXHIBIT 23.1

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated May 15, 2001, accompanying the financial statements and schedules of Michael Foods, Inc. and subsidiaries (a wholly-owned subsidiary of M-Foods Holdings, Inc.); Michael Foods, Inc. and subsidiaries (the "Predecessor"); M-Foods Dairy, LLC; Kohler Mix - MN (an operating unit of Michael Foods, Inc.); M-Foods Dairy TXCT, LLC; and Kohler Mix - TXCT (an operating unit of Michael Foods, Inc.), all contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ GRANT THORNTON LLP



Minneapolis, Minnesota

June 22, 2001